Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222076-02 on Form S-3 of our report dated February 22, 2019, relating to the consolidated financial statements and financial statement schedule of Interstate Power and Light Company and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting principle impacting the consolidated statements of cash flows as discussed in Note 1(n) to the consolidated financial statements) appearing in this Annual Report on Form 10-K of Interstate Power and Light Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 22, 2019